Exhibit 10.18

FIRST AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Executive Employment Agreement (this “Agreement”) dated December 21, 2011 to be effective November 17, 2011 (the “Effective Date”), is by and between Coil Tubing Technology, Inc., a Nevada corporation (“Coil Tubing”) and Jason Swinford, an individual (“Swinford”), each referred to herein as a “Party” and collectively the “Parties”.

W I T N E S S E T H:

WHEREAS, the Parties previously entered into a Executive Employment Agreement (the “Employment Agreement”) on or around November 30, 2010, a copy of which is attached hereto as Exhibit A;

WHEREAS, the Parties previously entered into a First Amendment to the Employment Agreement on or around December 14, 2011, which terms and conditions were agreed to on such date, but which was never finalized and did not become effective and which is amended, superseded and replaced in all respects by this Agreement;

WHEREAS, capitalized terms used herein shall have the meaning ascribed to such terms in the Employment Agreement, unless otherwise stated herein or the context requires otherwise; and

WHEREAS, the Parties desire to enter into this Agreement to modify and amend the Employment Agreement as provided below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other consideration, which consideration the Parties hereby acknowledge and confirm the sufficiency thereof, the Parties hereto agree as follows:

1. Amendments to Employment Agreement.

(a)           The term “Chief Operating Officer” as set forth in Section 1 of the Employment Agreement is hereby amended and revised to read “Chief Executive Officer”.

(b)           Effective as of the Effective Date, the annual base salary compensation due to Swinford as provided in Section 4 of the Employment Agreement shall be amended and revised to read “$200,000” and each reference to “$132,000” shall be replaced by a reference to “$200,000”.

(c)           New Sections 6(c) and 6(d) shall be added to the Employment Agreement, which shall provide as follows:

“(c)         The Company shall reimburse Officer for all reasonable, out-of-pocket business expenses incurred in the performance of his duties hereunder and/or on behalf of the Company, consistent with the Company’s policies and procedures, in effect from time to time including, but not limited to reimbursement for Company related items charged to the Officer’s personal credit card and personal loans made to the Company by the Officer.

(d)           Any expense reimbursements, outstanding loans or other amounts owed to the Officer by the Company shall be paid to the Officer immediately upon the termination of this Agreement for any reason.”

(d)            Section 4(c) of the Employment Agreement shall be amended by the following Section 4(c), which shall replace and supersede Section 4(c) of the Employment Agreement for all purposes, and further provided that all share amounts and exercise prices described below have already been retroactively adjusted for the Company’s 1:300 reverse stock split:

“(c)           Officer shall receive an option (the “Option”) with the following terms and conditions:

i.  The Officer shall be granted an option to purchase 301,667 shares of the Company’s common stock upon the Parties’ entry into this Agreement (the “Initial Option”), which Initial Option shall have such terms and conditions as described below, provided that options to purchase 1,667 shares of common stock shall vest to the Officer upon the Execution Date (the “Execution Option”), with options to purchase the remaining amount of the Initial Option vesting to the Officer at the rate of 100,000 options per year, over the three years following the Execution Date, with 100,000 options vesting on December 14, 2011 (the “2011 Option”), 100,000 options vesting on December 31, 2012 (the “2012 Option”) and the final 100,000 options vesting on December 31, 2013 (the “2013 Option”), provided that the Officer is still employed by the Company on such date(s).

ii.  The Execution Option shall have an exercise price of $7.50 per share, the 2011 Option shall have an exercise price of $1.00 per share, and the 2012 Option and 2013 Option shall have an exercise price equal to the mean between the highest and lowest quoted selling prices of the Company’s common stock on the pinksheets trading market or Over-The-Counter Bulletin Board (which ever is applicable) on the last day that the Company’s common stock trades prior to the vesting date of such option as provided above, subject in each case to adjustment for stock splits and recapitalizations as provided in the Option.

iii.  Each portion of the Option which vests to Officer as provided above shall be exercisable by Officer at any time until the fifth anniversary of the vesting date of such portion of the Option, provided that termination of the Option shall be subject to the termination provisions of the Company’s 2010 Stock Incentive Plan (the “Plan”), and all Options shall provide for a cashless exercise provision.

iv.  The Option shall be evidenced by Option Agreements in such form as approved by the Company’s Board of Directors, and with terms and conditions consistent with the Plan.”

2.           Reconfirmation of Employment Agreement. The Parties hereby reaffirm all terms, conditions, covenants, representations and warranties made in the Employment Agreement, to the extent the same are not amended hereby.

3.           Effect of Agreement. Upon the effectiveness of this Agreement, each reference in the Employment Agreement to “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Executive Employment Agreement as modified or waived hereby.

4.           Employment Agreement to Continue in Full Force and Effect.  Except as specifically modified herein, the Employment Agreement and the terms and conditions thereof shall remain in full force and effect.

5.           Effect of Facsimile and Photocopied Signatures. This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one Party and faxed to another Party shall be deemed to have been executed and delivered by the signing Party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

[Remainder of page left intentionally blank.  Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Effective Date.

“COIL TUBING”
COIL TUBING TECHNOLOGY, INC.

/s/ Jerry Swinford
Jerry Swinford
Executive Vice President

Date: 12/21/11

“SWINFORD”

/s/ Jason Swinford
Jason Swinford

Date: 12/21/11

Acknowledged and Agreed to by:

/s/ Herbert C. Pohlmann
Herbert C. Pohlmann

Date: 12/26/11